Exhibit 10.3

Omega Protein Announces New

Senior Vice President – Corporate Development

HOUSTON, April 28, 2010 – Omega Protein Corporation (NYSE symbol: OME), the nation’s leading producer of Omega-3 fish oil and specialty fish meal products, today reported that Bret Scholtes has joined the Company as Senior Vice President – Corporate Development.

Joseph L. von Rosenberg III, Omega Protein’s Chairman of the Board, President and Chief Executive Officer, commented: “We are delighted to have someone of Bret’s caliber and background join our senior management team at Omega Protein. Our success as a company is tied to our ability to grow and evolve. Bret will be the point person for our efforts to seek external growth opportunities through acquisitions, joint ventures and other business combinations.”

For the last 12 years, Mr. Scholtes has evaluated and brought to fruition acquisition opportunities for large companies such as GE Energy Financial Services, Reliant Energy and Enron. Mr. Scholtes is a certified public accountant, and also has served as a tax professional with PricewaterhouseCoopers LLP and Arthur Andersen & Co LLP. He has a Bachelor of Science degree in Accounting from the University of Missouri and an MBA from New York University.

About Omega Protein

Omega Protein Corporation is the nation’s largest manufacturer of heart-healthy fish oils containing Omega-3 fatty acids for human consumption, as well as specialty fish meals and fish oil used as value-added ingredients in aquaculture, swine and other livestock feeds. Omega Protein makes its products from menhaden, an Omega-3 rich fish that is not utilized as seafood, but which is abundantly available along the U.S. Gulf of Mexico and Atlantic Coasts.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS: The statements contained in this press release that are not historical facts are forward-looking statements that involve a number of risks and uncertainties. The actual results of future events described in any of these forward-looking statements could differ materially from those stated in the forward-looking statements. Important factors that could cause actual results to be materially different from those forward-looking statements include, among others: (1) the Company’s ability to meet its raw material requirements through its annual menhaden harvest, which is subject to fluctuations due to natural conditions over which the Company has no control, such as varying fish population, fish oil yields, adverse weather conditions and disease; (2) the impact of worldwide supply and demand relationships on prices for the Company’s products; (3) Omega Protein’s expectations regarding demand and pricing for its products proving to be incorrect; (4) fluctuations in the Company’s quarterly operating results due to the seasonality of the Company’s business and its deferral of inventory sales based on worldwide prices for competing products; and (5) the impact of the uncertain economic conditions, both in the United States and globally. These and other factors are described in further detail in Omega’s filings with the Securities and Exchange Commission, including its reports on Form 10-K, Form10-Q and Form 8-K. The Company also posts its latest internally generated price list for various products on its Company website, www.omegaproteininc.com. Pricing and product availability information disclosed in the price list are subject to change or discontinuance without prior notice, and the Company undertakes no obligation to update such information.

CONTACT:

Investor Relations, (713) 623-0060 OR hq@omegahouston.com

Web site: www.buyomegaprotein.com